                                                                    Exhibit 16.1

                              WOLLEMI MINING CORP.

                       Room 42, 4th Floor, New Henry House
                        10 Ice Street, Central, Hong Kong

                                                                November 5, 2009

Chang G. Park, CPA, Ph. D
2667 Camino Del Rio S. Plaza B
San Diego, California 92108-3707

     Re: Dismissal as Auditor

Dear Sir:

     We are  writing to you to formally  notify you that our board of  directors adopted resolutions authorizing and formally appointing PKF, CPA as our auditors for the  fiscal  year  ending  December  31,  2009.  Accordingly,  we are hereby formally  notifying  you of  your  dismissal  as our  independent  auditor  with immediate effect.

     We have prepared a draft of a current report on Form 8-K that discloses the change of  auditors.  We would  greatly  appreciate  it if you could  review the report and confirm for us whether you agree with the statements contained in the report regarding your firm.

     On behalf of Wollemi  Mining Corp. and our board of directors we would like to thank you for the services  you have  provided to us and we wish you the best of luck in your future endeavors.

                                Very truly yours,

                                Wollemi Mining Corp.

                                By: /s/ Yi Chen
                                   ------------------------------
                                Name:  Yi Chen
                                Title: Chief Executive Officer